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                               EXHIBIT 99

                [FIDELITY NATIONAL FINANCIAL, INC. LETTERHEAD]


                              NEWS RELEASE

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Contacts:                 Frank P. Willey
                          President
                          Andrew F. Puzder
                          Executive Vice President
                          (714) 622-5000


FOR IMMEDIATE RELEASE
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         FIDELITY NATIONAL FINANCIAL, INC. ACQUIRES NATIONS TITLE, INC.
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         Irvine, Calif., April 2, 1996 -- Fidelity National Financial, Inc.
(NYSE:FNF), today announced the closing of its acquisition of Nations Title, Inc. With this acquisition Fidelity National Financial, Inc. firmly positions itself as the nation's fourth largest title insurance underwriter.

         Nations Title, Inc. and its three wholly owned underwriters including Nations Title Insurance Company, a Kansas corporation, Nations Title Insurance of New York, Inc. and National Title Insurance Company of New York, Inc., both New York corporations, will substantially expand Fidelity's national agency network and increase market share in the more traditional agency driven states.

         Under the terms of the Agreement, Fidelity National Financial, Inc. acquired one hundred percent of the outstanding stock of Nations Title, Inc. for an adjusted purchase price of $19.3 million plus 176,000 shares of Fidelity National Financial, Inc.'s common stock. Nations Title Inc.'s unaudited consolidated net worth at March 31, 1996 is estimated at $27.5 million.

         William P. Foley, II, Chairman of the Board and Chief Executive Officer, said, "The combination of our established direct


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FIDELITY NATIONAL FINANCIAL, INC. ACQUIRES NATIONS TITLE, INC.
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operations and Nations' strong agency network will provide a balance to
Fidelity's title premium revenue as well as hedge against future market downturns. The addition of Nations' revenue stream, which was reported at $231 million in 1995, should translate into increased profits and shareholder value due to our ability to increase operating efficiencies through assimilation and economies of scale."

         Frank P. Willey, President of Fidelity, stated, "The acquisition of Nations' exclusive agency network nearly doubles our existing agency base and fortifies Fidelity's position in the agency driven eastern and midwestern markets."

         Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters engaged in the business of issuing title insurance and performing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries: Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of California, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Pennsylvania, Fidelity National Title Insurance Company of Tennessee and American Title Insurance Company.

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